Pilgrim’s Pride Strengthens Branded Portfolio
with Agreement to Purchase GNP Company

Complementary production geographies and portfolio of on-trend brands

Acquisition expected to be immediately accretive to EPS and provide annual synergies of $20 Million

GREELEY, Colo. - November 29, 2016 (GLOBE NEWSWIRE) - Pilgrim's Pride Corporation (Nasdaq: PPC) (“Pilgrim’s”) today announced a definitive agreement to acquire GNP Company, a leading provider of premium branded chicken products in the Upper Midwest, in an all cash, $350 million transaction. The proposal has the unanimous support of the Pilgrim’s Board of Directors, as well as the support of JBS S.A., the majority owner of Pilgrim’s. It is anticipated that the proposed transaction would close during the first quarter of 2017, subject to regulatory review and approval and customary closing conditions.
"The Pilgrim’s team is excited to combine the collective strengths of Pilgrim’s Pride and GNP Company,” said Bill Lovette, Pilgrim’s Chief Executive Officer. “GNP Company boasts outstanding state-of-the-art assets in geographic areas where Pilgrim’s is not currently present, providing Pilgrim’s the opportunity to expand our production and customer bases, while maintaining our high standards for quality service and great-tasting products.”
In addition, GNP Company’s operational competencies and use of innovative technologies, including gas stunning, aeroscalding and automated deboning, will enable Pilgrim’s to significantly increase the rate of adoption of new technologies in existing facilities, enhancing the company’s production efficiencies and operational excellence.
The addition of the GNP Company’s portfolio of Just BARE® Certified Organic and Natural/American Humane CertifiedTM/No-Antibiotics-Ever (NAE) product lines to Pilgrim’s existing NAE and organic production capabilities, further positions Pilgrim’s as a leading provider of high quality products in the fastest growing chicken segments.
The $350 million enterprise value of the transaction reflects an expected EBITDA multiple of 5.2x, excluding any potential synergy gains. The acquisition complements Pilgrim’s existing business both in geography and differentiated branded products, presenting an opportunity to immediately strengthen the company’s position in fast growing and higher margin branded retail product categories, such as natural and organic.
“Today’s announcement is a clear demonstration of Pilgrim’s commitment to our growth strategy of disciplined acquisitions that enhance both our portfolio of value-added products and our ability to provide key customers with the high quality products demanded by consumers,” Lovette continued. “We look forward to welcoming GNP Company’s team members and family farmer partners to the Pilgrim's team as we continue to position Pilgrim’s as the preferred choice of consumers and retail and foodservice partners across the country.”
Pilgrim's expects to achieve approximately $20 million in annualized synergies, primarily from the optimization of production and distribution, and cost savings in purchasing, production, logistics and SG&A. In addition to operational synergies, the company anticipates capturing an estimated present value of approximately $28 million in tax savings and a post synergies EBITDA multiple of 3.9x. Pilgrim’s expects the acquisition will be accretive to the company's diluted earnings per share in 2017 and believes that the combined company will have a strong financial position, improved capital structure and substantial cash flow generation capability.
Conference Call Information
A conference call to discuss this announcement will be held on Wednesday, November 30, at 7:00 a.m. MT (9 a.m. ET).  Participants are encouraged to pre-register for the conference call using the link below.  Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator.  Participants may pre-register at any time, including up to and after the call start time.
To pre-register, go to: http://services.choruscall.com/links/ppc161130.html
For those who would like to join but have not pre-registered, access is available by dialing +1 (844) 883-3889 within the US, or +1 (412) 317-9245 internationally, and requesting the “Pilgrim’s Pride Conference.”
About GNP Company
GNP Company is a leading provider of premium branded and custom chicken products in the Upper Midwest, with production facilities in Cold Spring and Luverne, Minn., and Arcadia, Wis., approximately 400 family farm partners and more than 1,700 team members. GNP Company’s products are distributed in nearly all 50 states under the well-recognized Just BARE® and Gold’n Plump® brand names. For more information, please visit www.GNPCompany.com.
About Pilgrim’s Pride
Pilgrim’s employs approximately 38,200 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico. The Company’s primary distribution is through retailers and foodservice distributors. For more information, please visit www.pilgrims.com.
Forward-Looking Statements
Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are considered forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally; the ability to execute the Company’s business plan to achieve desired cost savings and profitability; future pricing for feed ingredients and the Company’s products; outbreaks of avian influenza or other diseases, either in Pilgrim’s Pride’s flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim’s Pride’s products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources; restrictions imposed by, and as a result of,

Pilgrim’s Pride’s leverage; changes in laws or regulations affecting Pilgrim’s Pride’s operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause the costs of doing business to increase, cause Pilgrim’s Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim’s Pride’s largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channel, including anti-dumping proceedings and countervailing duty proceedings; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim’s Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Dunham Winoto
Director, Investor Relations Pilgrim's Pride Corporation
IRPPC@pilgrims.com
(970) 506-8192
www.pilgrims.com